Exhibit 99.2

CTT Names McPike EVP

FAIRFIELD, Conn., June 18, 2002 (PRIMEZONE) -- Competitive Technologies (AMEX:CTT - news) announced that Frank R. McPike, Jr. has been named Executive Vice President effective today. He will retain his title of Chief Financial Officer and Treasurer, as well as his position as a director of the company. For the past three years, Mr. McPike served in multiple roles including President, CEO and CFO, as well as Treasurer. Yesterday, CTT named John B. Nano as President and CEO. Mr. McPike has served as a member of CTT's executive management since 1988.

Richard E. Carver, Chairman of CTT's Board of Directors commented: "Over the last four years Frank has led CTT through a period of cost-cutting, operational centralization, senior staff reorganization, and intensification of patent enforcement. Frank's contribution has been critical in establishing our strategic focus for the future."

"I am pleased to have Frank as an integral part of the CTT team," said John B. Nano, newly named President and CEO of CTT. "His experience, counsel and insight into this company add greatly to advising our clients and licensees."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a global leader in identifying, developing and commercializing innovative life sciences, physical sciences, digital technologies and electronics. CTT's specialized expertise and experience make it a valuable partner to assist technology-rich universities, inventors and companies, of all sizes, to maximize the value of their intellectual assets. Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.


Contact:
         Strategic IR, Inc.
         Johnnie D. Johnson
         (212) 754-6565
         Fax (212) 754-4333
         jdjohnson@strategic-ir.com
         ctt@competitivetech.net